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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

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                               Consent of KPMG LLP



The Board of Directors
Macrovision Corporation:


We consent to incorporation herein by reference in this registration statement on Form S-8 of Macrovision Corporation of our report dated February 20, 2002, relating to the consolidated balance sheets of Macrovision Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included in Form 10-K of Macrovision Corporation for the fiscal year ended December 31, 2001.

                                                    /s/ KPMG LLP





Mountain View, California
November 6, 2002